Exhibit 10.2
Second Amendment to Amended and Restated
Limited Liability Company Agreement of
Southstar Energy Services LLC
This SECOND AMENDMENT (the “Amendment”) TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of SOUTHSTAR ENERGY SERVICES LLC, a Delaware limited liability company (the “Company”), is made as of this 2nd day of July, 2009, by and between Georgia Natural Gas Company and Piedmont Energy Company, as the current Members of the Company.
WITNESSETH
WHEREAS, the Members have entered into that certain Amended and Restated Limited Liability Company Agreement effective as of January 1, 2004, as amended by that certain First Amendment to Amended and Restated Limited Liability Company Agreement dated as of July 31, 2006 (as amended, the “Agreement”);
WHEREAS, the Members are currently involved in litigation related to the meaning and effect of certain provisions of the Agreement; and
WHEREAS, in order to give the Members sufficient time to negotiate in good faith towards a mutually satisfactory settlement of the litigation, the Members desire to amend the Agreement, as set forth herein.
NOW THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00), the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:
1.	All capitalized terms not otherwise defined in this Amendment shall have the same meaning as set forth in the Agreement.

2.	With respect to the potential exercise by GNGC of its option rights under Section 12.3(b) of the Agreement, with an Option Effective Date of January 1, 2010, the Members agree (i) that the date for giving the Initial Notice shall be extended from November 1, 2009 to January 1, 2010, and (ii) that the date for giving the Response Notice shall be extended to December 15, 2009 until February 15, 2010. In addition to the foregoing date extensions, if the Members have not received a judicial determination of the litigation by December 1, 2009, then both the dates for giving the Initial Notice and Response Notice shall be extended day-for-day until such determination is received by the Members. By way of example, and not of limitation, if the judicial determination of the litigation is received by the Members on December 16, 2009, then the date for Initial Notice shall be January 16, 2010 and the date for the Response Notice shall be March 2, 2010. Notwithstanding the foregoing, in no event shall the Initial Notice date be extended beyond February 1, 2010 (with the corresponding Response Notice date being March 18, 2010.) In the event that GNGC prevails in the foregoing described litigation, the Initial Notice and Response Notice Dates beyond 2010 revert back to November 1 and December 15 in the year preceding the year of the Option Effective Date.
3.	The Members agree that, other than the specific amendments set forth herein, the Agreement remains unaltered and in full force and effect.

4.	The Members further agree that the foregoing amendments to the Agreement are (i) without prejudice to the rights of either Member to argue in favor of their respective interpretations of Section 12.3(b) of the Agreement in the pending litigation; and (ii) are intended solely to extend, by two (2) months (plus any additional days if the judicial determination of the litigation is not received by December 1), the requisite Initial Notice and Response Notice dates associated with the exercise of any purchase option related rights of the Members that may currently exist under Section 12.3(b) of the Agreement.

5.	This Amendment may be executed in counterparts, which, when assembled, shall constitute one and the same counterpart.
In witness whereof, the Members have caused their authorized officers to execute this Amendment as of the date and year first written above.

GEORGIA NATURAL GAS COMPANY

By:	/s/ Andrew Evans
	Name:	Andrew W. Evans
	Title:	EVP and CFO

PIEDMONT ENERGY COMPANY

By:	/s/ David J. Dzuricky
	Name:	David J. Dzuricky
	Title:	SVP & CFO